CONFIDENTIAL TREATMENT REQUESTED

     Confidential Portions of this Agreement Which Have Been Redacted Are Marked With ("[***]). The Omitted Material Has Been Filed Separately With The Securities and Exchange Commission.


                              MASTER SITE AGREEMENT

                                 BY AND BETWEEN

                                SBA TOWERS, INC.

                                       AND

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC.

                        CONFIDENTIAL TREATMENT REQUESTED

                              MASTER SITE AGREEMENT


     THIS MASTER SITE AGREEMENT (this "MSA") is made and entered into this 1st day of October, 1999 (the "Date of this MSA"), by and between SBA TOWERS, INC. ("SBA"); and BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC ("Bright PCS").

                                    RECITALS:

     WHEREAS, SBA and Bright PCS have executed that certain Master Design Build Agreement ("BTS Agreement") contemporaneously with the execution of this MSA which provides for the design, development and construction of new tower sites ("BTS Sites"); and

     WHEREAS, this MSA shall govern the BTS Sites; and

     WHEREAS, SBA and Bright PCS will enter into a Site Agreement ("SLA") which will establish the terms for use of BTS Sites in form and substance substantially similar to Attachment "A" attached hereto and by reference made a part hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. MSA. This MSA sets forth the general terms and conditions upon which all Sites (as defined below) shall be leased to Bright PCS. SBA and Bright PCS shall execute SLAs in the form attached hereto as Attachment "A" for each BTS Site in accordance with the provisions of paragraph 2.7(b) of the BTS Agreement as such Sites are identified from time to time. Each SLA shall identify a particular Site, made subject to this MSA. In the event of a conflict or inconsistency between the terms of this MSA and a SLA, the terms of the SLA shall govern and control for that Site.

     2. SITE.

          (a) Subject to the following terms and conditions, SBA hereby grants Bright PCS the right to install, maintain and operate Bright PCS's wireless communications equipment and appurtenances on space on a tower on a BTS Site ("Tower") which is adequate to allow the installation of the Equipment, as that term is defined in this paragraph 2, with sufficient separation from the equipment owned by SBA or any equipment which is owned or operated by a sublessee or licensee of SBA as may be necessary to prevent interference with the Equipment as provided in paragraph 6 of this MSA ("Tower Space") together with ground space that will not exceed two hundred fifty (250) square feet on each BTS Site as described in this paragraph 2 ("Ground Space") with non-exclusive easements for access and utilities to the Ground Space

(collectively the "Easement"). Bright PCS shall have exclusive control and dominion of the Tower Space and the Ground Space provided that SBA and other tenants of the BTS Site shall have a non-exclusive, temporary construction easement over the Site, as that term is hereinafter defined, as is reasonable and necessary for the maintenance, repair and installation of equipment on the Tower, but in no event may SBA or any other entity disturb or interfere with the operations conducted by Bright PCS of the Site in performing these activities. In no event shall SBA install or allow its lessees, sublessees, licensees or other entities which are granted the right by SBA to occupy the BTS Site to install any improvements below, on or above the Ground Space. The Tower Space, Ground Space, Easements and Cable Path (as hereinafter defined) as to any BTS Site may be collectively referred to herein as a "Site".

          (b) Subject to the terms and conditions of this MSA, SBA hereby agrees to lease each of the Sites to Bright PCS. SBA further grants and assigns to Bright PCS the non-exclusive rights: (i) to utilize portions of any utility Easement for the installation and maintenance of utilities, cables, conduits and pipes for the providing of necessary utility service (including, without limitation, electrical and telecommunications service) to the Equipment; (ii) to utilize the BTS Site including any ingress and egress easements for pedestrian and vehicular access to and from the Site; and (iii) to use a portion of the ground and space on the Tower to install cabling and utilities for connecting and linking the Tower Space with the Ground Space (the "Cable Path"). Bright PCS shall be entitled to enter the Site on a twenty-four (24) hour, seven (7) days per week basis during the SLA Term (as hereinafter defined). Bright PCS shall give SBA verbal notice not less than twenty four hours prior to a scheduled ascension of a Tower by Bright PCS or its agents or contractors. In the event that Bright PCS must ascend a Tower for exigent circumstances it shall provide verbal notice of the ascension of the Tower within twenty fours (24) hours after the tower was ascended.

          (c) Bright PCS shall have the right, without paying any additional consideration to SBA, to install, maintain, operate, replace, reconfigure and upgrade the following equipment on each Site: (i) one (1) six foot (6'-0") maximum diameter microwave dish; (ii) up to twelve (12) panel antennas and associated tower top amplifiers and connection boxes, jumper cabling and twelve
(12) - 1 5/8" coaxial cables; and (iii) a generator and a generator fuel tank provided that Bright PCS shall obtain any governmental permits and approvals which are required for such activities. SBA acknowledges and agrees that the microwave dish installed by Bright PCS on the Tower need not be located within the Tower Space, provided that, in such event, Bright PCS shall locate the microwave dish on the Tower so as not to adversely affect the installation of another carrier's equipment on the Tower and to avoid overloading the Tower when considering the loads in existence as of the date of installation of the microwave dish.

          (d) Bright PCS shall have the right, without paving any additional consideration to SBA, to install, maintain, operate, replace, reconfigure and upgrade on each Site any Equipment which may be located within Ground Space which will not exceed two hundred fifty (250) square feet. In addition, if necessary to handle maximum traffic capacity, Bright PCS shall also have the right, without paying any additional consideration to SBA, to install, maintain, operate, replace, reconfigure and upgrade on each Site additional electronic equipment and related cabinetry within the Ground Space.

          (e) The equipment and items specified in paragraph 2(c) shall hereafter be referred to as the "Equipment." In no event shall Bright PCS be required to share the Equipment with SBA or any other occupant of a Site as a common facility. Bright PCS shall maintain at its expense the Equipment in accordance with applicable laws, codes, ordinances and regulations.

          (f) Bright PCS may from time to time during the SLA Term replace, substitute or modify any of the Equipment. Bright PCS must submit plans and specifications of the replacement, modification, substitution or additional equipment. SBA shall have the right to cause an intermodulation study, but only if the Equipment is operating at a New Spectrum as that term is defined in paragraph 6(a). SBA shall have the right to cause a structural analysis to be performed using such plans and specifications, at Bright PCS's sole cost and expense but only in the event there exists a reasonable likelihood that the windloading or structural capacity of the load created by the replacement, modification, substitution or additional equipment exceeds the loads created by a full array of the Equipment. The plans and specifications will be subject to SBA's approval, such approval not to be unreasonably withheld, delayed or conditioned. The costs of any such intermodulation study or structural analysis shall not exceed the market rates for said services. It will be unreasonable for SBA to reject such plans and specifications if the equipment described in the plans (i) does not increase the wind load or structural burden upon the Site above that which would be created by a full array of the Equipment, (ii) does not increase the leased Tower or ground space, and (iii) does not create any technical or radio frequency interference which interferes with the equipment or network of other users who are then located upon the Site.

          (g) SBA shall not enter into any lease, sublease, license or other occupancy agreement (or any amendment or modification thereof) affecting the BTS Site or the Tower or permit the installation of any equipment that would have the effect of (i) restricting or impairing Bright PCS's right to install and use at any time during the SLA Term the full amount of the Equipment; (ii) violating any federal, state or local law, regulation or ordinances; or (iii) impairing Bright PCS's access to the Equipment. In connection with the foregoing, SBA shall require any structural report or analysis obtained by SBA or any other proposed sublessee, licensee or other occupant of the Tower to assume and incorporate the utilization of the full amount of the Equipment regardless of whether the full amount of the Equipment has been installed as of the date of the report or analysis. In the event of a violation of this Paragraph 2(g) that is not cured within thirty (30) days after SBA's receipt of written notice of such violation, Bright PCS may (without being obligated to do so and in addition to, and not in lieu of, any other remedy available to Bright PCS on account thereof) seek the enforcement of this Paragraph 2(g) against SBA and any entity participating in such violation, including the seeking of equitable relief.

          (h) The Equipment shall remain the exclusive property of Bright PCS and Bright PCS shall have the right to remove all or any portion of the Equipment at any time during the SLA Term. Bright PCS shall remove the Equipment from the Site within thirty (30) days after the expiration or any earlier termination of any SLA subject to any rights that SBA may have in and to certain

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

alterations and improvements to the Site as set forth in this MSA. Bright PCS shall repair any damage caused by such removal. In the event that Bright PCS does not remove its Equipment from a Site on or before the expiration or earlier termination of the applicable SLA, then Bright PCS shall pay as hold-over rental for the period after the date of the termination or earlier expiration of the SLA a sum which is equivalent to [***] of the rental rate which was accruing immediately prior to the expiration or termination of the applicable SLA which amount shall be prorated through the date that the Equipment is removed from the Site.

          (i) Bright PCS and its employees, agents, consultants and contractors shall be entitled to enter upon the BTS Site for purposes of accessing the Site subject to the notice requirements of paragraph 2(b) of this MSA. SBA shall have the right to approve those contractors engaged by Bright PCS before said contractors enter a Site provided that the approval of any contractor by SBA shall not be conditioned or unreasonably withheld or delayed by SBA and, once such an approval has been given, shall apply to all Sites which are governed by this MSA.

     3. TERM.

          (a) MSA Term. The MSA term shall begin on the date of this MSA and shall continue until the expiration or earlier termination of the last SLA which remains subject to the terms of this MSA (the "MSA Term").

          (b) SLA Term and Renewal. Subject to Paragraphs 3(c) and (d) of this MSA, the Initial SLA Term for BTS Sites shall be [***], which term shall begin on the earlier of the date which is (i) [***] after the date that SBA notifies Bright PCS that the Tower is suitable for the installation of the Equipment or
(ii) the date at which Bright PCS commences the installation of the Equipment. The date upon which each SLA commences may hereinafter be referred to as the "SLA Commencement Date". The Initial SLA Term, together with any and all renewals and extensions thereof, shall be defined as the "SLA Term".

          (c) Subject to Paragraph 3(d) hereof, without regard to whether such rights are or are not set forth in each SLA and further provided that Bright PCS is not in default in the payment of Rent beyond any applicable cure period at the date of the commencement of the Renewal Term (as hereinafter defined), Bright PCS shall have the right, but not the obligation, to extend any SLA for [***] additional, consecutive [***] year terms (each, a "Renewal Term"). Bright PCS's sublease of the Site during each Renewal Term shall be on the same terms and conditions as set forth herein except with respect to rent and insurance as otherwise set forth herein. This MSA and each SLA shall automatically renew for each successive Renewal Term unless Bright PCS notifies SBA in writing of Bright PCS's intention not to renew any such SLA at least sixty (60) days prior to the expiration of the Initial SLA Term or the Renewal Term then in effect.

          (d) SBA hereby covenants and agrees that, so long as Bright PCS has not exercised its option to refrain from renewing an SLA, SBA shall exercise any right to renew the ground lease (or refrain from effecting a non-renewal thereof, as the case may be) applicable to such Site ("Ground Lease") and shall

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

not exercise any right of termination of such Ground Lease (except as otherwise provided under this MSA) so that such Ground Lease shall continue in full force and effect during the Initial Term and all Renewal Terms available under such SLA. Without in any way modifying SBA's obligation to renew each Ground Lease as described above, the SLA Term of any SLA shall not extend beyond the term (including any renewals thereof) of the Ground Lease applicable to such Site and, simultaneously with the expiration or earlier termination of the Ground Lease in accordance with its terms, the applicable SLA shall also terminate; provided, however, that the foregoing shall not be deemed or construed to modify or limit any of Bright PCS's rights of nondisturbance or of cure under such Ground Lease or under any other agreement with the lessor under such Ground Lease ("Ground Lessor"). In the event that SBA and the Ground Lessor hereafter enter into any further extensions or renewals of the Ground Lease, SBA shall provide written notice thereof to Bright PCS within thirty (30) days of the execution thereof.

     4. RENT.

          (a)  Sites; Initial Term and Renewal Term.

               (i) During the Initial SLA Term, Bright PCS shall pay annual rent for each SLA at such place as SBA may specify in writing to Bright PCS from time to time the sum of [***] in equal monthly installments in the amount of [***] per month, in advance ("Rent"). The first monthly payment for each Site shall be due on the SLA Commencement Date for such Site. Rent for any partial month during the SLA Term or any renewal or extension thereof shall be prorated and payable according to the actual number of days in the calendar month for which such determination of Rent is to be made.

               (ii) Rent Escalation. On the third anniversary of the SLA Commencement Date for each BTS Site, and on each anniversary of the Commencement Date for said Sites thereafter throughout the Initial Term and any Renewal Term, [***].
          (b) Bright PCS shall have the right to use a direct deposit system with regard to Rent payments. SBA agrees to cooperate with Bright PCS in providing requisite information to Bright PCS for such direct deposit. The implementation of the direct deposit process shall be at Bright PCS's expense.

     5. PERMITTED USE. Bright PCS may use each Site for: (1) the transmission, relay and receipt of communication signals utilizing any lawful frequencies via the Equipment, (ii) the construction, alteration, maintenance, repair, replacement and relocation of the Equipment in accordance with the terms and provisions of this MSA and (iii) any other incidental lawful purposes in accordance with the terms and conditions hereof.

     6. INTERFERENCE.

          (a) Bright PCS's use of each Site as permitted in accordance with Paragraph 5 for the installation and operation of the Equipment (including any microwave dishes installed and operated by Bright PCS pursuant to Paragraph 2(c)) shall constitute the "Senior Use" on the BTS Site. The Senior Use shall further include any use or uses by substitute, modified or replacement antennas that are installed within the Tower Space on account of damage, disrepair or obsolescence of any of the antennas described above or failure of such antennas to yield optimum performance, even if such substitute, modified or replacement antennas are of a different model or manufacturer. Bright PCS's use of the Site for the Senior Use shall be deemed for all purposes the senior-in-priority use of the BTS Site. It is understood that should the Equipment operate at frequencies different from the frequencies than those which Bright PCS has authority to utilize ("New Spectrum") as of the Date of this MSA the use of those frequencies shall not be a Senior Use for the purpose of resolving interference with the then existing uses at that Site. Notwithstanding the foregoing, if Bright PCS shall begin the operation of frequencies pursuant to a New Spectrum, the use of the New Spectrum shall thereafter constitute a Senior Use relative to any use of the BTS Site which commences after the date of commencement of use of the New Spectrum. If the equipment which is operating at the New Spectrum causes interference with the then existing equipment at the BTS Site and such interference cannot be eliminated within five (5) business days after receipt by Bright PCS of notice from SBA of the existence of interference, Bright PCS shall cease the operation of the Equipment which is operating at the New Spectrum and is causing interference (except for intermittent operation for the purpose of testing, after performing maintenance, repair, modification, replacement, or other action taken for the purpose of correcting such interference) until such interference is corrected.

          (b) In the event that, as to any Site leased to Bright PCS pursuant to an SLA, SBA enters into any lease, sublease or license agreement in the future with any third party for other portions of the BTS Site or the Tower, then SBA agrees to require such lessee, sublessee or licensee to install equipment of types and operating at radio frequencies that will not cause interference to Bright PCS's communications operations being conducted from the Site. SBA agrees that in the event such lessee, sublessee or licensee causes interference with the Equipment, SBA will require such sublessee or licensee to take all steps necessary to correct and eliminate the interference. SBA will notify such lessee, sublessee or licensee of such interference within 24-hours of receipt of such notice from Bright PCS. If such interference cannot be eliminated within five (5) business days after receipt by such sublessee or licensee of notice from SBA of the existence of interference, SBA shall cause such lessee, sublessee or licensee to disconnect the electric power and shut down such lessee's, sublessee's or licensee's equipment (except for intermittent operation for the purpose of testing, after performing maintenance, repair, modification, replacement, or other action taken for the purpose of correcting such interference) until such interference is corrected. If such interference is not completely rectified to the satisfaction of Bright PCS within sixty (60) days after receipt by such lessee, sublessee or licensee of such notice from SBA, SBA shall cause such lessee, sublessee or licensee to remove its antennas and equipment from the BTS Site and the Tower.

     7. UTILITIES.

          (a) Use by Bright PCS. Bright PCS shall pay the cost of all electric power, telephone and other utility service consumed by Bright PCS in operating the Equipment and shall make payment therefor when due directly to the providing utility or service company before any lien, fine, penalty, interest or other charge may attach on account of nonpayment.

          (b) Use by SBA and Others. Except for the cost of electric power, telephone and other utility service consumed by Bright PCS in operating the Equipment, SBA shall pay or cause to be paid the cost of all utilities and services utilized on the BTS Site directly to the providing utility or service company before any lien, fine, penalty, interest or other charge may attach on account of nonpayment. SBA shall not nor shall it allow any third party to sub-meter electricity at any Site from Bright PCS. SBA and any third party granted a right to use the BTS Site or a portion thereof in accordance with the terms of this MSA may connect to the utility improvements which serve the Site provided that said utilities shall (i) be separately metered from Bright PCS's utilities, (ii) not cause an undue loading on the electrical service when taking into consideration the electrical load created by the Equipment which has been or may be installed at the Site by Bright PCS and (iii) be installed on the secondary side of the utility transformer which provides electrical service to the Site.

     8. GROUND LEASE DEFAULT; BRIGHT PCS'S RIGHT TO CURE. Upon the occurrence of a Monetary or Non-Monetary, Ground Lease Default, as hereinafter defined
(collectively, "Ground Lease Defaults") and without limiting or restricting Bright PCS's rights or remedies under Paragraphs 9, 10 and 11 hereof, Bright PCS shall be authorized to exercise the remedies set forth below in this Paragraph 8:

          (a) In the case of a default in the payment of rent due under a Ground Lease or a default in any other obligation imposed upon SBA as lessee under the Ground Lease the cure of which can be reduced to the payment of a monetary sum (a "Monetary Ground Lease Default"), Bright PCS may, within or outside of any cure period provided therefor in the Ground Lease or otherwise afforded to Bright PCS by an agreement with the Ground Lessor, pay to the ground lessor any amount required under the Ground Lease to cure such default so that the Ground Lease shall remain in full force and effect, including, without limitation, any interest, late charge or other assessment charged or assessed by Ground Lessor with respect thereto. Bright PCS shall provide to SBA written notice of such action at or before the time of making the foregoing payment to the Ground Lessor. SBA shall have a period of ten (10) days from the date of receipt of said notice from Bright PCS to cure said default before Bright PCS may affect a cure pursuant and demand an offset against Rent pursuant to this paragraph. Following any such payment by Bright PCS to Ground Lessor, Bright PCS shall be entitled to withhold the full amount thereof, plus an additional administrative charge of five percent (5%) of the amount paid, from installments of Rent next owing under any such SLA until such amount and charge have been fully credited. In connection therewith, the parties hereby acknowledge that such administrative charges are intended to compensate Bright PCS for its administrative and additional overhead costs, fees and expenses reasonably anticipated and estimated to be incurred on account of such action and are not intended to be imposed as a penalty.

          (b) In the case of a default under a Ground Lease the cure of which cannot be reduced to the payment of a monetary sum ("Non-Monetary Ground Lease Default"), Bright PCS may, upon written notice to SBA (except in cases of emergency whereby Bright PCS shall provide such notice as promptly as possible after the fact), commence and prosecute any and all action or actions necessary to cure such default as may be available to SBA under the terms and conditions of such Ground Lease. SBA shall have a period of ten (10) days from the date of receipt of said notice from Bright PCS to cure said default before Bright PCS may affect a cure pursuant and demand an offset against Rent pursuant to this paragraph. In the event of any such curative action by Bright PCS described in this Paragraph 8(b), Bright PCS shall be entitled to withhold the full amount of all costs and expenses incurred by Bright PCS in completing such cure, plus an additional administrative charge of five percent (5%) of such amount, from installments of Rent next owing under this MSA until such amount and charge have been fully credited.

          (c) In the event that Bright PCS effects a cure of a breach of a Ground Lease by SBA as provided herein, Bright PCS may, at its election, require SBA to assign the Ground Lease to Bright PCS and effect an Acquisition pursuant to the terms of paragraph 9 hereof.

     9. OTHER DEFAULTS BY SBA; ADDITIONAL BRIGHT PCS REMEDIES.

          (a) The following shall constitute  events of default under any SLA by
SBA:

               (i) Breach of any representation, warranty or covenant set forth in this MSA including the applicable SLA (with the exception of the interference provisions set forth in Paragraph 6) which is not cured within thirty (30) days of receipt of written notice, or such shorter time as may be specified by this MSA or the applicable Ground Lease, except such cure period will be extended as reasonably necessary to permit SBA to complete the cure so long as SBA commences the cure within such thirty (30) day period, or other applicable period, and thereafter continuously and diligently pursues and completes such cure;

               (ii) If any petition is filed by or against SBA, under any paragraph or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof (and with respect to any petition filed against SBA, such petition is not dismissed within ninety (90) days after the filing thereof), or SBA is adjudged bankrupt in proceedings filed under any paragraph or chapter of the present or any future Bankruptcy Code or under any similar law, or statute of the United States or any state thereof.

               (iii) If a receiver, custodian or trustee is appointed for SBA or for substantially all of the assets of SBA and such appointment is not vacated within sixty (60) days of the date of appointment; or

               (iv) If SBA makes a transfer in fraud of creditors.

          (b) Upon the occurrence of any default by SBA under this MSA or any Ground Lease Default, Bright PCS shall be entitled to exercise any one or more of the following rights or remedies in accordance with, and subject to, the terms, provisions and conditions of this MSA:

               (i) in the case of a default of this MSA resulting from SBA's failure to renew the Ground Lease as required under Paragraph 3(d) hereof Bright PCS shall have the right to take all necessary and appropriate steps to effect a renewal thereof;

               (ii) in the event of a breach or an alleged default under the Ground Lease by SBA which is not cured within five (5) days prior to the date that period to cure defaults under the Ground Lease expires or if SBA shall fail to properly effect a renewal of a Ground Lease, then Bright PCS may upon written notice to SBA, acquire from SBA all of SBA's rights, title, benefits, interests and obligations under the applicable Ground Lease (hereinafter referred to as an "Acquisition") in accordance with the provisions of Paragraphs 9(c) and 9(d) hereof, whereupon at the completion of the Closing (as hereinafter defined) of such Acquisition the applicable SLA shall terminate;

               (iii) upon written notice to SBA, terminate the applicable SLA(s) without exercising its right of Acquisition, whereupon Bright PCS shall have no further liability to SBA hereunder with regard to any such SLA(s); and

               (iv) with or without terminating the applicable SLA, pursue any and all other remedies available hereunder or under applicable law or in equity.

          (c) In the event that Bright PCS elects to exercise its right to cause an Acquisition, the improvements on the Site which were constructed and owned by SBA ("SBA Improvements"), including, without limitation, the Tower, any concrete foundations, and any utilities structures or other improvements owned by SBA on the BTS Site shall be bargained, sold and conveyed to Bright PCS at a purchase price equal to the fair market value of such improvements after disassembly, less any dismantling and moving expenses and less the amount of any debt or obligation encumbering or secured by such SBA Improvements. Nothing contained herein shall be deemed to grant SBA the right to encumber the SBA Improvements except as otherwise provided in this MSA.

          (d) The closing of the Acquisition (the "Closing") shall occur within thirty (30) days after SBA's receipt of Bright PCS's notice of exercise of such right. During the aforementioned period prior to Closing, Bright PCS shall be entitled (but shall not be obligated) to take all measures necessary to maintain each Ground Lease in full force and effect, including the exercise of the cure remedies described above in Paragraph 8 hereof, provided, however, that such right shall not relieve SBA of its primary responsibilities in respect of each Ground Lease. SBA agrees to deliver to Bright PCS originals or copies of any other existing leases, subleases and licenses affecting the BTS Site. At the Closing, (i) Bright PCS shall pay to SBA the purchase price for the SBA Improvements to be conveyed to Bright PCS under this Paragraph 9; (ii) SBA shall execute and deliver to Bright PCS a bill of sale without recourse to such SBA Improvements; (iii) SBA and Bright PCS shall execute and deliver an assignment and assumption without recourse of each Ground Lease and of existing leases, subleases and licenses consistent with the terms and conditions hereof and a termination agreement providing for the termination of the applicable SLA as of the date of the Closing; and (iv) any and all other deeds, instruments and other writings as may be reasonably required by Bright PCS or its title insurer to effect the Acquisition or procure title insurance to the BTS Site.

          (e) SBA shall indemnify and hold Bright PCS harmless from and against any claims, actions, injuries, losses or damages (including reasonable attorneys' fees and court costs) suffered or incurred by Bright PCS on account of SBA's actions or omissions under or with respect to the Ground Lease and any assigned subleases and licenses with any third party prior to the Closing. Bright PCS shall indemnify and hold SBA harmless from and against any claims, actions, injuries, losses or damages (including reasonable attorneys' fees and court costs) suffered or incurred by SBA on account of Bright PCS's actions or omissions under or with respect to the Ground Lease and the assigned subleases and licenses with any third party after the Closing. The respective obligations of SBA and Bright PCS under this Paragraph 9(e) shall survive the Closing and the termination of the applicable SLA.

          (f) In no event shall an event of default under one SLA constitute an event of default under any other SLA or entitle Bright PCS to exercise any remedies in relation to any Site other than the Site which is the subject of the event of default; provided, however, that Bright PCS shall be entitled to exercise any setoff rights it may possess against SBA, whether arising under this MSA or by operation of law, against any SLA.

     10. BRIGHT PCS'S DEFAULT. The occurrence of any one or more of the following events constitutes an "event of default" by Bright PCS under any SLA:

          (a) If Bright PCS fails to pay Rent within ten days of Bright PCS's receipt of written request for payment;

          (b) Breach of any representation, warranty or covenant set forth in this MSA including any SLA, with the exception of the non-payment of any fee or other sums by Bright PCS, which is not cured within thirty (30) days of receipt of written notice or such shorter time as may be specified by this MSA, except such thirty (30) day cure period will be extended as reasonably necessary to permit Bright PCS to complete the cure so long as Bright PCS commences the cure within such thirty (30) day period and thereafter continuously and diligently pursues and completes such cure;

          (c) If any petition is filed by or against Bright PCS, under any paragraph or chapter of the present or any future federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof (and with respect to any petition filed against Bright PCS, such petition is not dismissed within ninety (90) days after the filing thereof), or Bright PCS is adjudged bankrupt in proceedings filed under any paragraph or chapter of the present or any future Bankruptcy Code or under any similar law or statute of the United States or any state thereof,

          (d) If a receiver, custodian or trustee is appointed for Bright PCS or for any of the assets of Bright PCS and such appointment is not vacated within sixty (60) days of the date of appointment; or

          (e) If Bright PCS makes a transfer in fraud of creditors.

     11. SBA'S REMEDIES. If an event of default by Bright PCS occurs, SBA (without notice or demand except as expressly required above) may terminate the applicable SLA. Bright PCS will become liable for damages equal to the total of:

          (a) The actual, reasonable costs of recovering the Site which is in default, including reasonable attorneys' fees;

          (b) The Rents accrued and payable as of the date of termination, plus interest thereon from the date due until paid; and

          (c) the Rent reserved for the remainder of the then existing SLA Term as such Rents would ordinarily become due and payable.

          (d) If Bright PCS does not cure an actual default within the period available to cure a default, SBA may cure the default and demand reimbursement from Bright PCS of those reasonable expenditures made by Bright PCS to cure any such default. Following any such payment by SBA, SBA shall be entitled to demand reimbursement from Bright PCS of the full amount thereof, plus an additional administrative charge of five percent (5%) of the amount paid. In connection therewith, the parties hereby acknowledge that such administrative charges are intended to compensate SBA for its administrative and additional overhead costs, fees and expenses reasonably anticipated and estimated to be incurred on account of such action and are not intended to be imposed as a penalty.

     In no event shall SBA be entitled to accelerate Rents due under any SLA. In no event shall an event of default under one SLA constitute an event of default under any other SLA or entitle SBA to exercise any remedies in relation to any Site other than the Site which is the subject of the event of default provided, however, that SBA shall be entitled to exercise any setoff rights it may possess against Bright PCS, whether arising under this MSA or by operation of law, against any SLA.

     12. TERMINATION RIGHTS OF BRIGHT PCS. In addition to, and not in lieu of, any other rights of termination set forth herein, Bright PCS may on one or more occasions terminate any SLA without any penalty or further liability as follows:

          (a) during any Renewal Term upon not less than sixty (60) days' prior written notice to SBA if, notwithstanding the exercise of Bright PCS's reasonable, diligent and good faith efforts, Bright PCS is unable to obtain or maintain the FCC license or other governmental approval or permit required to continue to utilize the Site in the manner then currently utilized;

          (b) upon not less than thirty (30) days' prior written notice to SBA if, through no fault of Bright PCS, SBA may no longer lawfully operate the SBA Improvements as a wireless communications facility or may no longer lawfully maintain the Tower on the BTS Site;

          (c) upon not less than thirty (30) days' prior written notice to SBA if Bright PCS determines, in its reasonable discretion exercised in good faith, that the BTS Site has experienced or suffered, or hereafter experiences or suffers, an environmental contamination or other hazardous substance release through no fault of Bright PCS that was not disclosed in an environmental assessment provided to Bright PCS prior to the execution of the SLA;

          (d) upon not less than six (6) months' prior written notice to SBA for no reason or any reason at all after the expiration of the Initial Term.

     In the event that Bright PCS terminates the SLA for any Site pursuant to this Paragraph 12, Bright PCS shall, upon such termination, effect a timely removal of its Equipment and transfer to SBA all of its right, title and interest, without representation or warranty, to any concrete foundations, tower mounting platforms, power poles, utility service entrance equipment, cabling and conduit remaining at such Site.

     13. ADDITIONAL WARRANTIES AND COVENANTS. So long as this MSA is in effect, SBA hereby further covenants, warrants and agrees as follows:

          (a) SBA shall not exercise any right of termination available to SBA as the tenant under any Ground Lease except in a Renewal Term and may only then exercise a right to terminate the Ground Lease if SBA exercises such right to protect safety or property or SBA reasonably believes that continued leasing of the Site will cause or has caused SBA to incur liability exceeding the fair market value of the Site. SBA may not exercise this termination right unless SBA gives Bright PCS at least 30 days notice. This notice shall give Bright PCS the right to cause an Acquisition of the Site as described in Paragraphs 9(c) and
(d) of this MSA. Bright PCS must accept the offer within ten (10) days of receipt of the notice. If SBA fails to receive a response within the ten (10) day period, Bright PCS will be deemed to have rejected the offer, and SBA will have the right to terminate the Ground Lease. If Bright PCS accepts the offer, an Acquisition will occur as described in Paragraphs 9(c) and (d) of this MSA. Without limiting the generality of the foregoing, in the event of any bankruptcy filing or other insolvency proceeding by or against SBA in which the Ground Lease is rejected, or sought to be rejected, by SBA or SBA's trustee or other representative of SBA's bankruptcy estate, SBA shall invoke any and all rights under 11 U.S.C. ss. 365(h) or any other applicable provision (or any successor provision) to continue SBA's occupancy of the BTS Site so as to permit Bright PCS's continued occupancy and use of the Site as authorized herein;

          (b) SBA shall duly and punctually perform each and every obligation of the "Lessee" under (and as defined in) the Ground Lease and shall not cause or permit the occurrence of any event of default on the part of the "Lessee" thereunder;

          (c) SBA shall not surrender, or offer to surrender, any BTS Site to a Ground Lessor;

          (d) SBA shall not enter into any amendment of a Ground Lease that would adversely affect any right or remedy of Bright PCS hereunder or under the applicable SLA;

          (e) In the event of Ground Lessor's failure to observe or perform a warranty or covenant of such Ground Lessor under the applicable Ground Lease which has an adverse affect upon Bright PCS's permitted use or Bright PCS's governmental permits, SBA shall use diligent and good faith efforts to compel Ground Lessor's observance or performance of such warranty or covenant;

          (f) As promptly as possible upon SBA's receipt thereof, SBA shall provide to Bright PCS a copy of any notice of default received by SBA under a Ground Lease; any notice of a bankruptcy, receivership or other insolvency case or proceeding affecting a Ground Lessor or a BTS Site; and any notice, complaint, order or decree affecting, or seeking to affect, the status of a Tower or the operation of a BTS Site as a wireless communications facility. In the event that SBA provides to a Ground Lessor any notice of a default by such Ground Lessor under the Ground Lease, SBA shall simultaneously provide a copy of such notice to Bright PCS. SBA will not terminate a Ground Lease due to such default by a Ground Lessor except during a Renewal Term and only then if SBA first offers to assign such Ground Lease to Bright PCS, in which event Bright PCS shall have the right to take an assignment of the Ground Lease and to cause an Acquisition. Bright PCS shall provide notice to SBA of the intent of Bright PCS to accept an assignment of a Ground Lease within ten (10) days of the date that Bright PCS receives a notice of such an event from SBA. The failure of Bright PCS to tender said notice to SBA within ten (10) days of the date that Bright PCS receives a notice of such an event from SBA shall constitute a waiver of Bright PCS's right to accept an assignment of the Ground Lease;

          (g) SBA shall not authorize, permit or allow any third party to use any portion of a BTS Site in violation of applicable laws, regulations, codes or ordinances (including, without limitation, any legal requirements governing radio frequency emissions) or in violation of the applicable Ground Lease; and

          (h) SBA shall maintain at its expense the Tower and any other SBA improvements on the BTS Site in accordance with applicable laws, codes, ordinances and regulations, including any applicable lighting, painting or other marking requirements. In the event that a Tower is subject to lighting requirements under any applicable laws, ordinances, codes or regulations, SBA shall maintain an alarm system to monitor the operation of such lighting, and Bright PCS may install at its expense a tie-in monitor or alarm to inform Bright PCS of the operation of such lighting. SBA shall indemnify and hold Bright PCS harmless from and against any actions, claims, proceedings, damages, liabilities, fees, fines, expenses and other losses suffered or incurred by Bright PCS in connection with the tower lighting system, except such matters as may have been suffered or incurred solely as the result of Bright PCS's negligence or willful misconduct. Notwithstanding the foregoing, the maintenance of the tower lighting system shall be the responsibility of SBA immediately upon the execution of such SLA. In the event that Bright PCS discovers that one or more lighting systems which are required by any governmental agency are malfunctioning, Bright PCS shall notify SBA at the following telephone number, which number shall be monitored by SBA 24 hours a day, 7 days a week:
1-888-950-7483 (SITE). Bright PCS shall be entitled to take any action which it deems reasonably necessary, including repairing such lighting system and/or notifying the FAA, FCC or any other governmental agency without any liability whatsoever to SBA for such actions if SBA fails to follow the applicable government procedures beyond applicable notice and grace periods. SBA shall maintain each Tower in good condition and repair.

          (i) SBA does hereby agree to indemnify and hold Bright PCS harmless from any and all losses, damages, fines, penalties or costs of any kind which may arise from the improper design, maintenance or operation of a Tower or tower lighting systems, or which may be imposed by the FAA, FCC or any other federal, state or local agency arising from the improper design, maintenance or operation of a Tower or tower lighting systems unless arising from Bright PCS's actions. Should Bright PCS be cited because a Site is not in compliance through no fault of Bright PCS and, should SBA fail to cure the conditions of noncompliance within the time to cure the non-compliance as required by the applicable governmental agencies, Bright PCS may either terminate the applicable SLA or, with prior written notice from Bright PCS to SBA and allowing SBA a reasonable opportunity to cure, proceed to cure the conditions of noncompliance at SBA's expense. Amounts of all reasonable expenses to cure such conditions of non-compliance, together with any such fine or citation paid by Bright PCS, may be deducted by Bright PCS from the Rent.

          (j) If antenna power output ("RF Emissions") are presently or hereafter become subject to any restrictions imposed by the FCC for RF Emissions standards on Maximum Permissible Exposure ("MPE"), or if the Tower otherwise is or becomes subject to federal, state or local rules, regulations, restrictions or ordinances, Bright PCS shall comply with SBA's reasonable requests for modifications to Bright PCS's Equipment which are reasonably necessary for SBA to comply. SBA shall take all measures to ensure that all other lessees, sublessees and licensees comply, with such limits, rules, regulations, restrictions or ordinances. The RF Emissions requirements of Bright PCS shall be superior to the requirements of any other occupants of the BTS Site, provided, however, that in no event shall Bright PCS's RF Emissions exceed any limitations imposed by the FCC for the operation of equipment by a single, PCS or comparable tenant. If an engineering evaluation or other power density study be performed to evaluate RF Emissions compliance with MPE limits is required under applicable law, SBA or other lessees shall bear all costs of such an evaluation or study. If said study indicates that RF Emissions at the facility do not comply with MPE limits, then SBA and all of SBA's other lessees, licensees and sublessees shall immediately take any steps necessary to ensure that they are individually in compliance with such limits and shall cease or reduce operations until a maintenance program or other mitigating measures can be implemented to comply with MPE. At SBA's request, Bright PCS shall provide to SBA technical data necessary for routine calculations of MPE compliance, including, but not limited to, TPO gains, losses and operating frequencies.

          (k) SBA at its sole cost and expense, except if such cost or expense arises out of a negligent or wrongful act or omission of Bright PCS or its contractors, shall monitor, maintain and repair each Tower such that Bright PCS may utilize such Tower for the use permitted under Paragraph 5 of this MSA, including, without limitation, lighting systems and markings and the structural integrity of each. Tower installation, maintenance and repair of the Tower must comply with all laws applied in a manner consistent with standard industry practices except for minor noncompliance that do not affect Bright PCS's rights and privileges under this MSA.

     14. RELOCATION.

          (a) Following the date of this MSA, Bright PCS shall have the right, at Bright PCS's sole cost and expense, to relocate the Tower Space at any Site to another location on the Tower (the "Relocated Tower Space"), provided that Bright PCS must first obtain SBA's prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.

          (b) Following any such relocation, the Relocated Tower Space shall thereafter be deemed the "Tower Space" for all purposes under this MSA and the applicable SLA, shall be leased to and occupied by Bright PCS in accordance with the terms and conditions of this MSA, and this MSA and the SLA shall be deemed amended accordingly. Bright PCS's obligations to pay any expense or cost incurred on account of such relocation shall survive any expiration or sooner termination of this MSA.

     15. FINANCING MATTERS. SBA hereby represents, covenants and agrees as follows:

          (a) SBA shall not grant, convey or cause to attach any security interest in, to or against any of SBA's interest or title under any of the Ground Lease, SBA's interest or title under any SLA, this MSA, any of the Tower or any of the other SBA Improvements unless, and this MSA and the SLAs shall be subordinate to the Security Interest if, the grantee or holder thereof (a
"Secured Party") and SBA duly execute and deliver to Bright PCS a non-disturbance and attornment agreement ("NDA") in a form substantially the same as that attached hereto as Attachment "B".

          (b) Except for the attachment of a Security Interest as permitted under Paragraph 15 (a) of this MSA, SBA shall not at any time during the Term permit or allow the filing or other attachment of any lien, charge or other encumbrance against the Site, the BTS Site, the Tower, or other SBA Improvements on account of its work with respect thereto (other than liens that are inchoate or otherwise attach by operation of law and subsequently accrue or secure the payment of a subsequently accruing obligation, but in all events subject to the requirement to discharge same as provided in the next sentence hereof), or otherwise during the SLA Term on account of SBA's acts or omissions or the acts or omissions of its lessees, sublessees or licensees. Without limiting the foregoing, SBA shall discharge of record, whether by bond, payment or otherwise, any such lien, charge or encumbrance prohibited under this Paragraph 15 within thirty (30) days after receipt of actual notice of the filing or attachment thereof.

          (c) Bright PCS shall not at anytime during the Term permit or allow the filing or other attachment of any involuntary lien, charge or encumbrance against the Equipment, Site, the BTS Site, the Tower, any SLA or this MSA on account of its work with respect thereto (other than liens that are inchoate or otherwise attached by operation of law and subsequently accrue or secure the payment of the subsequently accruing obligation, but in all events subject to the requirement to discharge same as provided in the next sentence hereof), or otherwise during the Term on account of Bright PCS's acts or omissions. Without limiting the foregoing, Bright PCS shall discharge of record, whether by bond, payment or otherwise, any such lien, charge, or encumbrance prohibited under this Paragraph 15 within thirty (30) days after receipt of actual notice of the filing or attachment thereof.

     16. CASUALTY AND CONDEMNATION. If the whole or any substantial part of a Site shall be taken by any public authority under the power of eminent domain so as to interfere with Bright PCS's use and occupancy thereof, then the term of the applicable SLA shall cease on the part so taken on the date of possession by such authority of that part, and any unearned Rent paid in advance of such date shall be refunded by SBA to Bright PCS within thirty (30) days of such possession, and Bright PCS shall have the right to terminate the applicable SLA upon written notice to SBA, which notice shall be delivered by Bright PCS within thirty (30) days following the date notice is received by Bright PCS of such taking or possession. If Bright PCS chooses not to terminate the applicable SLA, the Rent shall be reduced or abated in proportion to the actual reduction or abatement of Bright PCS's use of the Site. If all or a portion of the Site is destroyed, rendering the Site unusable, Rent will be suspended until the Site is restored. SBA shall have a period of one hundred twenty (120) days to restore the Site. If the restoration is not completed within one hundred twenty (120) days, then Bright PCS shall have the right to terminate the applicable SLA.

     17. TAXES.

          (a) Bright PCS shall pay, on or before the due date thereof, all personal property taxes levied against the Equipment and all taxes levied against the Rent except for income taxes payable by SBA. If the assessed value of the BTS Site is increased by inclusion of the Equipment and SBA is liable for the payment of such increase in taxes, then Bright PCS shall pay to SBA, within thirty (30) days after receiving a written request for payment or at least fifteen (15) days prior to the due date of such taxes (whichever is later), the part of such increase in taxes specifically attributable to the inclusion of the Equipment. As a condition of such payment, SBA shall provide to Bright PCS an original or copy of the tax assessment or other taxing authority documentation evidencing such increase on account of the Equipment.

          (b) SBA shall pay or cause to be paid, on or before the due date thereof, personal property taxes levied against the Tower and SBA improvements and all real property taxes for which SBA is liable under the Ground Lease or applicable law.

     18. INSURANCE AND SUBROGATION.

          (a) SBA and Bright PCS shall each provide and maintain during the Term commercial general liability insurance in an aggregate amount of Two Million Dollars ($2,000,000) per site and name the other party hereto as an additional insured on such policy or policies. Each party may satisfy this requirement by obtaining appropriate endorsements to any master policy of liability insurance maintained by such party. In no event shall the deductible under either party's policy of commercial general liability insurance exceed Ten Thousand and No/100 Dollars ($10,000.00). The policy amount set forth in this Paragraph 18(a) shall be reset on every fifth anniversary of the Date of this MSA to increase by a commercially reasonable amount but not more than 115% of the policy amount set during the preceding five (5) year period. The parties shall also maintain any other insurance required by law, including workers' compensation insurance.

          (b) To the extent permitted under both of the parties' insurance policies, neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard "All Risk" insurance policy, and, in the event of such insured loss, neither party's insurance company shall have a subrogated claim against the other. To the extent permitted under both of the parties' insurance policies each party hereto shall obtain from its insurers under all policies of fire, theft, and other casualty insurance maintained by it at any time during the Term insuring or covering the BTS Site or the Site, or any portion thereof, improvements thereon or operations therein, a waiver of all rights of subrogation which the insurer might have against the other party.

          (c) During the Initial Term and any Renewal Term of any SLA on a particular Site, SBA shall maintain an all-risks policy of property damage insurance on such Site which contains or provides for replacement cost coverage is sufficient in amount to rebuild and replace the Tower and other SBA Improvements in the event of any casualty loss. During the Initial Term and any Renewal Term of any SLA on a particular Site, Bright PCS shall maintain an all-risks policy of property damage insurance on such Site which contains or provides for replacement cost coverage is sufficient in amount to rebuild and replace the Equipment in the event of any casualty loss.

     19. INDEMNIFICATIONS.

          (a) Subject to Paragraph 18(b) above, Bright PCS shall indemnify, defend and hold SBA harmless from and against any and all injury, loss, damage, obligation, penalty or liability (or any claims in respect of the foregoing), costs or expenses (including reasonable attorneys' fees and court costs) imposed upon, incurred by or asserted against SBA and arising from or on account of: (i) any occurrence, injury to or death of persons (including workmen) or loss of or damage to property caused by the negligence or willful misconduct of Bright PCS or its agents, employees or contractors, licensees, guests or invitees in the use, operation, maintenance or repair of or on the BTS Site, excepting matters caused by the negligence or willful misconduct of SBA and SBA's agents, employees, representatives and contractors (and Bright PCS shall not be deemed SBA's contractor for purposes hereof) or (ii) any failure by Bright PCS to perform or comply with any of the applicable terms, covenants or conditions of the MSA or any applicable SLA.

          (b) Subject to Paragraph 18(b) above, SBA shall indemnify, defend and hold Bright PCS harmless from and against any and all injury, loss, damage, obligation, penalty or liability (or any claims in respect of the foregoing), costs or expenses (including reasonable attorneys' fees and court costs) imposed upon, incurred by or asserted against Bright PCS and arising from or on account of: (i) any occurrence, injury to or death of persons (including workmen) or loss of or damage to property caused by the negligence or willful misconduct of SBA or SBA's agents, employees, contractors, licensees, subtenants, guests, invitees or other persons on or about the BTS Site other than Bright PCS and Bright PCS's agents, employees, representatives and contractors (and SBA shall not be deemed Bright PCS's contractor for purposes hereof) or (ii) any failure by SBA to perform or comply with any of the terms, covenants or conditions of the Ground Lease, this MSA or any applicable SLA.

          (c) SBA shall have no obligation to indemnify Bright PCS from or against nor shall Bright PCS be entitled to assert a claim against SBA for incidental and consequential damages arising from the negligence of SBA, but SBA shall be responsible for incidental and consequential damages arising from the intentional torts and willful misconduct of SBA or SBA's officers, agents, employees, representatives, invitees and contractors. Likewise, Bright PCS shall have no obligation to indemnify SBA from or against nor shall SBA be entitled to assert a claim against Bright PCS for incidental and consequential damages arising from the negligence of Bright PCS, but Bright PCS shall be responsible for incidental and consequential damages arising from the intentional acts and willful misconduct of Bright PCS or Bright PCS's officers, agents, employees, representatives, invitees or contractors. The foregoing waivers of incidental and consequential damages shall not apply to damages attributable to claims of third parties to this MSA.

     20. CELL SITE ON WHEELS. Should Bright PCS experience a loss in communications service to its customers for any reason, Bright PCS shall be, and hereby is, authorized, to the fullest extent permissible by applicable law and ordinance and the Ground Lease, to bring onto the BTS Site a mobile wireless communications facility or COW during such period of loss of service to the extent space is available and further provided that the presence of the COW does not materially interfere with the maintenance, repair and restoration efforts of SBA or the other tenants. In the event that Bright PCS takes such action as the result of a breach, or other negligent or wrongful act or omission of SBA, Bright PCS shall be entitled to recover against SBA (or, at Bright PCS's option, to set off against Rent payable hereunder) the reasonable costs and expenses incurred by Bright PCS in implementing and maintaining such facility during such period and of removing the same upon the re-establishment of regular service.

     21. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and personally delivered against receipt, sent by overnight delivery by a nationally recognized overnight carrier or mailed, certified mail, return receipt requested, addressed as follows:

                  If to Bright PCS, to:

                  Bright PCS, LLC
                  68 East Main Street
                  P.O. Box 480
                  Chillicothe, Ohio 45601-0480
                  Attn:  Vice President Technology

                  With a copy to:

                  Lewellen & Frazier PLC
                  415 North McKinley, Suite 1240
                  Little Rock, AR 72205
                  Attention:  Todd A. Lewellen

                  If to SBA, to:

                  SBA Towers, Inc.
                  Onetown Center Road, 3rd Floor
                  Boca Raton, Florida 33486
                  Attention:  Site Administration

All notices, demands and requests shall be effective upon actual delivery, if personally delivered against receipt or delivered by overnight carrier, or, if mailed on the date of the United States Postal Service postmark; provided, however, that the time period in which a response or action, if any, to any notice, demand or request must be given or completed shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Rejection or failure to claim delivery of any such properly given notice, demand or request, or any refusal to accept any such notice, demand or request, or the inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request sent as of the date of the United States Postal Service postmark or the date of attempted personal delivery or overnight carrier delivery, as the case may be. By providing at least five (5) days' written notice thereof in accordance with this Paragraph 21, either party shall have the right from time to time and at any time during the term of this MSA to change its address and to specify as its new address any address within the continental United States of America.

     22. QUIET ENJOYMENT,  TITLE AND AUTHORITY. SBA covenants and warrants that:
(i) SBA has full right, power and authority to execute this MSA and the power to grant all rights and interests hereunder; (ii) SBA's execution and performance of this MSA will not violate any laws, ordinances, covenants, or the provisions of any mortgage, lease or other agreement binding on SBA; and (iii) subject to matters of record as of an SLA Commencement Date and condemnation proceedings, Bright PCS shall have the quiet enjoyment of each Site under this MSA during the SLA Term. SBA shall indemnify Bright PCS from and against any loss, cost, expense or damage including attorneys fees associated with a breach of the foregoing covenant of quiet enjoyment. Subject to Paragraph 22 (iii), Bright PCS shall not be disturbed in its use and occupancy of such Site or in the exercise of its rights under this MSA or the applicable SLA as long as Bright PCS is not in default hereunder beyond any applicable grace or cure period. Bright PCS covenants and warrants that: (i) Bright PCS has the full right, power and authority to execute this MSA and perform its obligations hereunder, and (ii) Bright PCS's execution and performance of this MSA will not violate any laws, ordinances, covenants, or the provisions of any mortgage, lease or other agreement binding on Bright PCS.

     23. ENVIRONMENTAL LAWS.

          (a) Bright PCS, its heirs, grantees, successors, and assign shall indemnify, defend, reimburse and hold harmless SBA from and against any and all damages, caused by activities conducted on a Site by Bright PCS, and either (i) arising from the presence of any substance, chemical or waste identified as hazardous, toxic or dangerous in any applicable federal, state or local law or regulation including petroleum or hydrocarbon based fuels such as diesel, propane or natural gas (collectively, "Hazardous Materials") introduced by Bright PCS upon, about or beneath a Site or migrating from such Site, or (ii) arising out of the violation by Bright PCS of any environmental requirements applicable to a Site or applicable to the activities of Bright PCS on such Site. Bright PCS covenants that it shall not nor shall Bright PCS allow its employees, agents or independent contractors to treat, store or dispose of any Hazardous Materials on the BTS Site except in accordance with applicable laws.

          (b) Except as set forth above, SBA, its heirs, grantees, successors, and assigns shall indemnify, defend, reimburse and hold harmless Bright PCS from and against any and all damages arising from (i) the presence of Hazardous Materials upon, about or beneath any BTS Site or migrating to or from the BTS Site introduced by SBA or its other tenants, or (ii) arising out of the violation by SBA or its other tenants of any environmental requirements pertaining to the BTS Site and any activities thereon.

     24. ASSIGNMENT AND SUBLEASING.

     Either party may assign all or a portion of its rights, title or interests hereunder or under a particular SLA, provided, however, that the proposed assignee shall agree in writing to be bound by the terms and conditions of this MSA and each applicable SLA. In the event that the proposed assignee provides audited (i) balance sheets and (ii) statements of operations prepared in accordance with GAAP which indicate that the assignee has a financial position, as measured by reference to such assignee's net worth, operating results, and working capital, which is comparable to that of the assigning party's best financial position using the same formula during the previous three (3) years but in no event prior to the date of this MSA, the assigning party shall be released from any and all obligations under the assigned instruments and for the assigned Sites. No such assignment by either party shall affect the rights and obligations of the other party under this MSA. In the event that the proposed assignee does not have a financial position (as defined above) which is comparable to the assigning party's best financial position during the previous three (3) years, but in no event prior to the date of this MSA, the assigning party shall remain liable for all obligations under the assigned instruments and for the assigned Sites. Bright PCS shall not be entitled to assign its interest under this MSA or an SLA to an entity which utilizes a spectrum different than that of Bright PCS unless it first obtains SBA's prior written consent which consent shall not be conditioned or unreasonably withheld or delayed by SBA. SBA acknowledges that its consent to a proposed assignment by Bright PCS to an entity which operates at a spectrum different from Bright PCS's will be unreasonably withheld if the operation at said spectrum will not cause interference with the operation of other equipment at each applicable BTS Site affected by the SLA proposed to be assigned by Bright PCS. Bright PCS shall have no right to sublease or partially assign its rights under any SLA unless it first obtains SBA's prior written consent; however, SBA shall be entitled, subject to the other provisions hereof, to sublease or partially assign its rights under an SLA without obtaining Bright PCS's prior consent.

     25. NOTICE OF PROPOSED THIRD PARTY USE; RIGHT OF FIRST REFUSAL.

          (a) In the event that (i) SBA makes or receives a bona fide offer pursuant to which a third party would enter into a lease, sublease, license or other occupancy agreement with respect to any portion of a BTS Site (the "Right of First Refusal Space") during the term of this MSA and (ii) SBA intends to accept such offer, then SBA shall promptly send written notice (the "Right of First Refusal Notice") to Bright PCS offering to lease or sublease the Right of First Refusal Space to Bright PCS for the same rent and under the same terms and conditions as the aforementioned bona fide offer (the "Right of First Refusal"). The Right of First Refusal Notice shall contain the following information:

               (i) the price, terms, and condition for the occupancy of the Right of First Refusal Space, the name of the person or entity making the offer and a description of the Right of First Refusal Space;

               (ii) evidence of the bona fide offer such as a written proposal, term sheet or proposed contract or a summary of a verbal offer; and

               (iii) provided that such third party is a provider or carrier of wireless communications services, the frequency or frequencies, proposed antenna radiation center location and radiated power level and type of technology (whether CDMA, TDMA, etc.) to be utilized by such third party on the BTS Site.

          (b) Bright PCS shall have three (3) days after Bright PCS's receipt of the Right of First Refusal Notice in accordance with the notice provision in Paragraph 21 hereof (which three (3) day period is referred to herein as the "Acceptance Period") to elect to exercise the Right of First Refusal. If Bright PCS elects to exercise the Right of First Refusal, Bright PCS shall notify SBA in writing within the Acceptance Period of Bright PCS's intent to exercise such right, whereupon the Right of First Refusal shall become a binding contract for the lease or sublease of the Right of First Refusal Space and Bright PCS shall lease or sublease the Right of First Refusal Space in accordance with such rent, terms and conditions. If Bright PCS does not notify SBA in writing within the Acceptance Period of Bright PCS's election to exercise its Right of First Refusal on such terms and conditions, Bright PCS's right to exercise its Right of First Refusal on such terms and conditions shall terminate. This Paragraph 25
(b) shall not be deemed to limit or alter Bright PCs's relocation rights set forth in Paragraph 14 of this MSA or to relieve Bright PCS of its obligations under the SLA prior to the exercise of the Right of First Refusal by Bright PCS.

     26. RIGHT OF FIRST REFUSAL TO PURCHASE.

          (a) Except in the instance of a sale of substantially all of the assets of SBA or in the event of a merger or reorganization by SBA, if, at any time during the Term SBA receives a bona fide offer from a third party to purchase any BTS Site (the "Offer"), which Offer SBA is prepared to accept, SBA shall promptly transmit to Bright PCs its written offer (the "First Refusal Notice") to sell the BTS Site to Bright PCS on the same terms and conditions specified in the Offer. Bright PCS shall have ten (10) business days within which to accept such offer. If Bright PCS shall accept such offer by written notice (the "Acceptance Notice") to SBA within said ten (10) day period (such Acceptance Notice shall specify a closing date which is the earlier of thirty
(30) days from the date thereof or the closing date specified in the Offer), such offer and acceptance shall constitute a contract between them for the sale by SBA and the purchase by Bright PCS of the Site and shall not thereafter be subject to rejection by either party.

          (b) If the Offer is not so accepted by Bright PCS, SBA may sell the BTS Site to such bona fide third party purchaser on the terms contained in the Offer. Any such sale and transfer must be consummated within 180 days following the expiration of the time herein above provided for the acceptance of the Offer by Bright PCS. If the BTS Site is sold to such third party, the sale shall be subject to this MSA and the applicable SLA and all of the provisions hereof, including the right of first refusal provided in this Paragraph 26.

     27. WAIVER OF SBA'S LIEN. SBA hereby waives any and all lien rights it may have, statutory or otherwise, with respect to the Equipment or any portion thereof. The Equipment shall be deemed personal property for purposes of this MSA and any SLA, regardless of whether any portion thereof is deemed real or personal property under applicable law.

     28. CONFIDENTIAL INFORMATION.

          (a) USE OF CONFIDENTIAL INFORMATION. In order to permit the parties to perform their respective obligations under this MSA, each party may, from time to time, disclose to the other confidential or proprietary information. Such confidential or proprietary information and the terms of this MSA shall constitute "Confidential Information". Each party shall use all Confidential Information solely for the purpose of performing its obligations under this MSA. Neither party shall disclose to any other person, other than employees or agents of the party who agree, in writing, to be bound by an equivalent undertaking, any Confidential Information. SBA agrees not to disclose any of Bright PCS's Confidential Information to a competitor of Bright PCS. Bright PCS agrees not to disclose any of SBA's Confidential Information to a competitor of SBA.

          (b) EXCEPTIONS. The aforementioned restrictions shall apply to all Confidential Information with the exception of the following:

               (i) Confidential Information which is made public by either party while performing under this MSA or which otherwise is or hereafter becomes part of the public domain through no wrongful act, fault, or negligence on the part of the other party;

               (ii) Confidential Information which a party can reasonably demonstrate is already in such party's possession and not subject to an existing agreement of confidentiality.

               (iii) Confidential Information which is received from a third party without restriction and without breach of an agreement with Bright PCS or SBA;

               (iv) Confidential Information which is independently developed by a party as evidenced by its records; or

               (v) Confidential Information which either party is required to disclose pursuant to a valid order of a court or other governmental body or any political subdivision thereof, provided that, to the extent that it may lawfully do so, the disclosing parry shall provide the affected party with immediate written notice of the nature of the required disclosure and shall, where appropriate, provide that party with the opportunity to interpose an objection or obtain a protective order restricting the use and disclosure of the Confidential Information; or

               (vi) in defense of a legal action or otherwise required by a governmental agency or applicable law.

     29. MISCELLANEOUS.

          (a) Each party agrees to furnish to the other and to a person or entity designated by the requesting party, within twenty (20) days after receipt of written request such truthful estoppel information as either party may reasonably request.

          (b) Each party agrees to execute any documents (including a short form or memorandum of lease, easement agreement, or both) requested by the other party to confirm of record its rights under this MSA or any SLA (but excluding the economic terms hereof). Unless the laws of the state in which the BTS Site is located prohibit the recordation of a short form or memorandum of lease, neither party shall record this MSA, but may record, in lieu thereof, the aforementioned short form or memorandum of lease or the SLA. In the event of a recordation prohibition described above, either party may record any SLA. Either party may record any easement agreement.

          (c) This MSA and the BTS Agreement including all SLAS, exhibits attached hereto and incorporated herein by reference constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all understandings, contracts, promises, covenants, representations, statements, agreements and undertakings (whether written or oral), with respect thereto made prior to, the execution and delivery of this MSA. This MSA or any SLA may not be modified or amended, except by a written instrument signed by both parties hereto. This MSA, SBA's rights and Bright PCS's rights hereunder shall be deemed to be and hereby are incorporated by reference into each SLA for a Site and this MSA and each SLA shall run with and burden title to each Site and BTS Site and, except as otherwise provided herein, the provisions of this MSA and each SLA shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns. The paragraph captions and headings used in this MSA are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. If the time period or date by which or on which any right, option or election provided under this MSA must be exercised or by which or on which any act required hereunder must be performed, or by which or on which any notice must be given or received, expires or occurs on a Saturday, Sunday or a holiday observed by state chartered or national banks in the state or commonwealth in which the Site are located, then such time period or date shall be automatically extended through the end of the next day which is not a Saturday, Sunday or such a holiday. All exhibits attached to this MSA and referred to herein are deemed incorporated in this MSA by reference.

          (d) Whenever possible, each provision of this MSA shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this MSA shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this MSA.

          (e) This MSA does not, and shall not be construed to, create a partnership or joint venture or any other relationship between SBA and Bright PCS other than the relationship of lessor and lessee under the laws of the state or commonwealth in which each BTS Site is located.

          (f) This MSA shall be governed by, and construed in accordance with the laws of the state where the applicable Site is situated.

          (g) This MSA may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by the each of the parties, it being understood that all parties need not sign the same counterpart.

          (h) Bright PCS shall be entitled to pursue NDAs with the Ground Lessors for each Site; provided, however, that SBA shall have the right to review and approve, which approval shall not be unreasonably conditioned, delayed or withheld, all correspondence which is sent to the Ground Lessors. Bright PCS shall provide SBA with copies of all such correspondence for SBA's files.

          (i) Bright PCS and SBA hereby represent, agree and acknowledge that no broker or other person is entitled to claim or to be paid a commission as a result of the execution and delivery of this MSA. Each of the parties shall indemnify, defend and hold the other party harmless for all claims, damages, liabilities and expenses (including attorney's fees) arising from a misrepresentation arising from the first sentence of this paragraph.

          (j) Notwithstanding anything to the contrary contained in this MSA, faxed signatures on this MSA shall be binding as though such signatures were original ink signatures.

          (k) Notwithstanding anything to the contrary contained in this MSA, the terms of this MSA shall apply only to Region 1, which is comprised of BTAs 23, 39, 73, 78, 80, 126, 143, 155, 197, 233, 255, 280, 294, 342, 359, 424 and
487. Bright PCS represents and warrants that Bright PCS shall not issue any Search Rings (as defined in the BTS Agreement) to any entity during the Site Acquisition Term (as defined in the BTS Agreement) in Region 2, which is comprised of BTA 229. This MSA does not apply to Region 2 as a result of this representation. In the event that Bright PCS issues a Search Ring to any entity in Region 2 during the Site Acquisition Term, such Search Ring and all other Search Rings issued in Region 2 shall be subject to the BTS Agreement and this MSA, and Region 2 shall be subject to the exclusivity provisions of Section _1.7_ of the BTS Agreement, except that (i) the Rent for Sites within such Region 2 Search Rings shall be $1,300 a month subject to a three (3) % annual increase; and (ii) Bright will be required to execute an Antenna Site Agreement substantially similar to the form attached as Exhibit B to the Master Site Agreement dated as of August 17, 1999, by and between BTS Company and Horizon Personal Communications, Inc. ("Horizon MSA"), to lease space on 20 tower sites owned by BTS Company in Region 2 for $1,300 monthly Rent, subject to a 3% annual increase and an initial one (1) year abatement, to the extent Horizon has not already done so pursuant to the Horizon MSA.

          IN WITNESS WHEREOF, SBA and Bright PCS have duly executed and delivered this MSA. The party last executing this MSA shall insert the date of such execution on the first page hereof, which date shall be the Date of this MSA.

                                BTS COMPANY:

                                SBA TOWERS, INC.


                                By:   /s/ Jeffrey A. ???
                                   -------------------------------
                                Title:  Senior Vice President
                                Attest:
                                Title:  Assistant Secretary


                                         [CORPORATE SEAL]


                                 BRIGHT PCS, LLC


                                 By:  /s/ Mark J. Rekers
                                    ------------------------------
                                 Name:  Mark J. Rekers
                                 Title:  Secretary

                                 ATTACHMENT "A"
                                       SLA

                            SITE LEASE ACKNOWLEDGMENT


     This Site Lease Acknowledgment ("SLA") is made and entered into as of this ____ day of ________ 1999, by and between Bright Personal Communications Services, LLC, hereinafter designated as "Bright PCS" and _____________________________, hereinafter designated as "SBA", pursuant and subject to that certain Master Site Agreement ("MSA") by and between the Parties hereto, dated as of October __, 1999. All capitalized terms have the meanings ascribed to them in the MSA.

     1. The Site leased by SBA to Bright PCS shall consist of the Cable Path, Easements, Tower Space, and Ground Space, as those terms are defined in the MSA. The Site is a portion of that certain real property, located in the City of __________, the County of ____________, and the State of __________, more particularly described in the Memorandum of Lease which is recorded in Book ____, Page ____ [or as Instrument Number ____] in the office of the ____________ of ____________ County, ______________ (the "BTS Site"). The BTS Site is
described in Exhibit "1" attached hereto and made a part hereof.

     2. The commencement date of the SLA ("SLA Commencement Date") is ____________, 1999. The first (1st) monthly rental payment is due and payable by Bright PCS to SBA on the SLA Commencement Date in accordance with Paragraph 4 of the MSA. Any future rent adjustments shall be calculated in accordance with Paragraph 4 of the MSA.

     3. The term of this SLA is five (5) years beginning on the SLA Commencement Date. The term of the SLA will automatically renew for three (3) additional consecutive five (5) year terms unless Bright PCS notifies SBA in writing of Bright PCS's intention not to renew as provided in Paragraph 3(c) of the MSA.

     4. Bright PCS has been granted certain preferential rights pursuant to the MSA which may affect subsequent tenants or purchasers of the BTS Site. These preferential rights include a right of first refusal to purchase the BTS Site, the right of first refusal to lease additional space on the tower, the right to relocate its equipment to a different height on the tower, the right to install additional equipment on the BTS Site (subject to such limitations to install, modify, or replace the equipment as may be provided in the MSA), the right to place a mobile telecommunications facility on the property in the event the existing tower facilities are damaged or destroyed, and the right to be free from interference from subsequent tenants.



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

     IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their respective seals the day and year first above written.

                                        BRIGHT PCS, LLC

ATTEST:                                 ________________________


_________________________________       By: _________________________________
                                        Title:_______________________________


                                        SBA TOWERS, INC.

ATTEST:                                 ________________________


_________________________________       By:__________________________________
                                        Title:_______________________________


                               [ACKNOWLEDGEMENTS]

                             EXHIBIT "L" TO THE SLA

                        LEGAL DESCRIPTION OF THE BTS SITE

                                 ATTACHMENT "B"
                    NON-DISTURBANCE AND ATTORNMENT AGREEMENT


                                       28